COMPANY     Nancy  Andrews
CONTACT:    (714) 953-3000

                     I/OMAGIC TO REPORT FOURTH QUARTER 2002
                                OPERATING PROFIT

SANTA ANA, CA., April 8, 2003 --I/OMagic Corporation (OTCBB: IOMG), a leading developer and marketer of data storage and digital entertainment devices, announced today that it plans to report a $309,033 profit in the fourth quarter of 2002 from operations when it files its Form 10-K on April 15, 2003. The Company will report a net loss for the quarter of $5,356,626, primarily as a result of its electing to take a one-time charge in the fourth quarter of 2002 of $4,892,197 for the settlement of litigation and related legal expenses, and $664,506 due to the write-off of a deferred tax asset.

"I/OMagic Corporation overcame a difficult economic climate to post an operating profit in the fourth quarter of last year," said Steve Gillings, Chief Financial Officer of I/OMagic Corporation. "While that climate remains uncertain, the Company believes that it made significant progress at year end in controlling costs which it will benefit from in 2003. The Company hopes to devote all of its resources towards the goal of a strong new year."

About I/OMagic I/OMagic develops and markets data storage (CD-ROM, CD-RW drives & media, DVD-ROM & DVD+RW/+R drives, CD Duplicator, MediaStation Writer & Digital Photo Library) and digital entertainment devices (MP3 players & LCD Flat Panel TV/Monitors). The Company sells its many products, under three brand names -- I/OMagic, Hi-Val & Digital Research Technologies -- through nationally and internationally recognized computer retail outlets, such as Best Buy, Circuit City, CompUSA, Office Depot, OfficeMax, Radio Shack U.S. and Future Shop of Canada. For more information, visit the I/OMagic Web site at www.iomagic.com.


Forward-looking statements in this release with respect to the financial condition, results of operation and business of the Company are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, but not limited to, dependence on the PC and consumer electronics industries and on product lines based on new technologies; foundry capacity, availability and reliability; competition and pricing pressures; and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.